FOR IMMEDIATE RELEASE	January 20, 2017
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF TWO OHIO COMMUNITIES

FREEHOLD, NJ, January 20, 2017........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of two communities located in Ohio for a total purchase price of $9,588,000. These all-age communities contain 532 developed homesites situated on approximately 149 acres. The weighted-average occupancy rate for these communities is approximately 57%. Today’s purchase marks our final two acquisitions of this five-community portfolio located in Ohio with a total purchase price of $16,865,000. The portfolio contains a total of 821 sites situated on approximately 320 acres. The total purchase price and acreage have been reduced slightly as a result of several price reductions obtained throughout the course of these acquisitions.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is very happy to announce the completion of the acquisition of this five-community portfolio located in Ohio. We continue to acquire communities in geographic locations where we expect to see above average economic growth. We are beginning to see an increase in demand in this region. These communities should see an increase in occupancy and revenue as a result of our sales and rental programs. UMH continues to seek acquisitions that fit our growth criteria.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates one hundred three manufactured home communities with approximately 18,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

# # # #